UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): July 9, 2015
GT ADVANCED TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

001-34133	03-0606749
(Commission File Number)	(I.R.S. Employer Identification No.)

243 Daniel Webster Highway, Merrimack, New Hampshire 03054
(Address of principal executive offices)
(603) 883-5200
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General instruction A.2. below):
[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
As previously disclosed in the Current Report on Form 8-K filed by GT Advanced Technologies Inc. (the “Company”), on October 6, 2014, the Company and certain of its subsidiaries (collectively, the “Debtors”) filed voluntary petitions in the United States Bankruptcy Court for the District of New Hampshire (the “Bankruptcy Court”) for reorganization relief under the provisions of Chapter 11 of Title 11 of the United States Code. The Debtors’ Chapter 11 cases (the “Chapter 11 Cases”) are being jointly administered under the caption In re GT Advanced Technologies Inc., et al, Case No. 14-11916 (HJB). Further information about the bankruptcy process is available at the Claims Agent’s website at www.kccllc.net/gtat.
In connection with the Chapter 11 Cases, on July 6, 2015, the Company filed a motion seeking Bankruptcy Court approval of certain of the Company’s obligations under a Second Amended and Restated Commitment Letter (the “Commitment Letter”) entered into between the Company and certain holders (the “Holders”) of the Company’s previously issued convertible notes (the “Notes”) in connection with a proposed debtor-in-possession financing on terms set forth in a term sheet attached to the Commitment Letter (the “DIP Term Sheet”).  The DIP Term Sheet contemplates a debtor-in-possession term loan facility (the “DIP Loan Facility”) that provides for loans in an aggregate principal amount of $95.0 million (the “DIP Loans”), and permits a letter of credit facility providing for the issuance of letters of credit with the aggregate face amounts outstanding not to exceed $15.0 million. In accordance with the Commitment Letter, other Holders of the Notes may be eligible to participate in the DIP Loan Facility provided they meet certain eligibility requirements. As authorized by an order of the Bankruptcy Court dated April 2, 2015, the Company began soliciting participation in the DIP Loan Facility by eligible Holders of the Notes on July 9, 2015.
Participation in the DIP Loan Facility is limited to those Holders as of March 13, 2015 that are (i) qualified institutional buyers, as such term is defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), (ii) institutional accredited investors within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act or (iii) an entity in which all of the equity investors are such institutional accredited investors. The opportunity to participate expires at 5:00 p.m., New York City time, on July 17, 2015 (unless extended).
The Company anticipates using the proceeds of the DIP Loan Facility to (i) fund working capital requirements, (ii) pay costs, fees and expenses incurred in connection with the DIP Loan Facility and the transactions contemplated thereby and (iii) pay other costs and expenses with respect to the administration of the Chapter 11 Cases.
Pursuant to the DIP Term Sheet, the DIP Loans will be issued at a purchase price of 97%, and interest on the DIP Loan Facility will accrue at a rate of 9.5% per annum payable monthly in cash and 1.625% per annum payable in kind. Any entity (including, without limitation, any Debtor or successor to any Debtor) that issues equity interests to holders of claims and/or interests in the Debtors on account of such claims and/or interests will issue warrants on the Effective Date that will permit the lenders to acquire, on a pro rata basis, upon exercise for a nominal price, 1.50% of the fully diluted stock of the reorganized Company to be issued pursuant to the Chapter 11 Plan.
Subject to certain exceptions, the DIP Loan Facility will be secured by a first priority perfected lien on all assets of the Company and its subsidiaries, and all obligations under the DIP Loan Facility will constitute super-priority administrative expense claims of the Debtors with priority over all super-priority administrative expense claims.
The Commitment Letter and the DIP Loan Facility are subject to approval of the Bankruptcy Court, and the terms thereof will not be binding on the Company until the time of such approval.  The foregoing description of the DIP Loan Facility does not purport to be complete and is qualified in its entirety by reference to the Commitment Letter and the DIP Term Sheet, a copies of which were filed as an exhibit to the Company’s Current Report on Form 8-K filed on July 7, 2015 and are incorporated herein by reference.
The full text of the press release issued in connection with the Company’s commencement of solicitation for participation in the DIP Loan Facility is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

99.1	Press Release issued July 9, 2015

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
GT ADVANCED TECHNOLOGIES INC.
Dated: July 9, 2015
/s/ Hoil Kim

By:	Hoil Kim

Its:	Vice President, Chief Administrative Officer, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description

99.1	Press Release issued July 9, 2015